EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 20, 2025, relating to the financial statements of Twin Vee Powercats Co. and Subsidiaries (the “Company”) as of and for the years ended December 31, 2024 and 2023. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

January 9, 2026